RUBY TUESDAY, INC.
SEVERANCE PAY PLAN

Section 1
Establishment of the Plan

1.1           Purpose.  The purpose of the Plan (as defined below) generally is to provide severance benefits under the circumstances described below to Eligible Employees (as defined below) in the event that their employment is involuntarily terminated by the Employer (as defined below) because business conditions require the Layoff (as defined below) of one or more affected Eligible Employees.  This Plan is designed to ease a difficult event for such Eligible Employees by providing temporary replacement income.  The receipt of severance benefits under this Plan is subject to all of the conditions and restrictions set forth below.  The Plan is not intended to provide any benefits to employees who quit, resign or retire voluntarily, accept another position with the Company or any of its Affiliates (as defined below), or who are otherwise discharged involuntarily (including, but not limited to, performance reasons, violations of company policy, or unlawful conduct) other than due to a Layoff (as defined below).

1.2           Type of Plan.  This Plan is intended to constitute an employee welfare benefit plan within the scope of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, more specifically, a severance pay plan within the scope of Department of Labor Regulations Section 2510.3-2(b) and an unfunded welfare plan maintained for the purpose of providing benefits for a select group of management or highly compensated employees within the meaning of Department of Labor Regulations Section 2520.104-24, and is to be interpreted in a manner consistent with such provisions.

1.3           Effective Date.  The effective date of this amendment and restatement of the Plan is July 21, 2010, although its provisions shall apply only to qualifying Layoffs occurring on and after January 5, 2011.
Section 2
Definitions

2.1           “Affiliate” means any entity which is controlling, controlled by, or under common control with the Company, as determined by the Company in its sole discretion.

2.2           “Agreement for Separation of Employment” means an agreement, in the form prescribed by the Plan Administrator, which provides for (a) the terms of the Layoff; (b) post-employment restrictions on the competitive activities of the Eligible Employee; and (c) the release and discharge of the Company and related persons and entities from any and all actions, suits, proceedings, claims, demands or causes of action, in any way directly or indirectly related to or connected with the Eligible Employee's employment with the Employer or the Termination of Employment with the Employer, including but not limited to, claims relating to discrimination in employment.

2.3           “Board of Directors” means the Board of Directors of the Company.

2.4           “Cause” means the occurrence of any of the following reasons for the discharge or other involuntary termination of an Eligible Employee of his or her employment with the Employer:

(a)           willful refusal by an Eligible Employee to follow a lawful direction of any superior officer of the Company or an Affiliate, provided the direction is not materially inconsistent with the duties or responsibilities of the Eligible Employee’s position;

(b)           sustained performance deficiencies which are communicated to the Eligible Employee in writing as part of formal performance reviews and/or other written communications from any superior officer of the Company or an Affiliate;

(c)           misconduct by the Eligible Employee, including, but not limited to fraud, intentional violation of or negligent disregard for the rules and procedures of the Company or an Affiliate (including a violation of any business code of conduct maintained by the Company or an Affiliate), dishonesty, insubordination, theft or other illegal conduct, violent acts or threats of violence, or unauthorized possession or use of  controlled substances on the property of the Company or an Affiliate, or any other terminable offense under the policies and practices of the Company or an Affiliate;

(d)           intentional disclosure by the Eligible Employee to an unauthorized person of confidential information or trade secrets of the Employer, the Company (if different) or any Affiliate;

(e)           any act by the Eligible Employee of fraud against, material misappropriation from, or significant dishonesty to either the Company or an Affiliate;

(f)           conviction by the Eligible Employee of a felony;

(g)           a material breach of any agreement with the Company or an Affiliate to which an Eligible Employee is a party, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Eligible Employee who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Plan Administrator or its delegatee, susceptible to a cure; or

(h)           any other involuntary or constructive termination of an Eligible Employee’s employment that does not constitute a Layoff;

For purposes of the Plan, the determination of whether a discharge or other release from employment is for Cause will be made by the Plan Administrator, in its sole and absolute discretion, and such determination will be conclusive and binding on the affected Employee.

2.5           “Code” means the Internal Revenue Code of 1986, as amended, and as construed and interpreted by valid regulations and rulings issued thereunder.

2.6           “Company” means Ruby Tuesday, Inc., a Georgia corporation, and any successor thereto.

2.7           “Eligible Employee” means an Employee who, as of the Layoff Date:

(a)           is employed in an employment classification with the title or Senior Vice President or above;

(b)           does not have a personal services contract with the Company or an Affiliate; and

(c)           has not previously agreed either orally or in writing to waive eligibility for this Plan, as determined by the Plan Administrator based on Employer records.

2.8           “Employee” means a common law employee of an Employer, as reflected on the Employer’s payroll records, excluding (a) employees classified or reclassified by an Employer as intermittent, temporary, seasonal, project or occasional; (b) persons classified by an Employer as independent contractors, regardless of how such employees may be classified or reclassified by any federal, state, or local, domestic or foreign, governmental agency or instrumentality thereof, or court; (c) expatriate employees; and (d) employees covered by a collective bargaining agreement, unless the collective bargaining agreement provides for participation in the Plan.

2.9           “Employer” means the Company and each Affiliate that the Company shall from time to time designate as an Employer for purposes of the Plan.

2.10           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and as construed and interpreted by valid regulations and rulings issued thereunder.

2.11           “Layoff” means (a) the involuntary Termination of Employment of an Eligible Employee from the Employer due to (i) the elimination of an employment position by the Employer due to duplicative or unnecessary positions or an announced program to reduce the size of the Employer’s workforce (other than an announced plan to reduce the size of the Employer’s workforce due to a decline in the census at a facility or location or the termination of a contract for services at a facility or location); or (ii) an announced plan of corporate downsizing or a reduction in force or job elimination (other than an announced plan to reduce the size of the Employer’s workforce due to a decline in census at a facility or location or the termination of a contract for services at a facility or location); provided, however, that in no event will an involuntary termination of employment be considered a Layoff if the involuntary termination of employment is due to Cause; (b) voluntary Termination of Employment of an Eligible Employee from the Employer due to the material reduction of the Eligible Employee’s annual base salary or annual rate of bonus potential (determined as a percentage of annual base salary) which is not otherwise part of a program of base salary or bonus potential reductions applicable to one or more other Eligible Employees; and (c) the Termination of Employment of an Eligible Employee by mutual agreement with the Employer.

2.12           “Layoff Date” means an Eligible Employee’s last day of employment in connection with a Termination of Employment on account of his or her Layoff.

2.13           “Participant” means an Eligible Employee who meets the requirements for benefits under the Plan, as set forth in Section 3 of the Plan.

2.14           “Plan” means the Ruby Tuesday, Inc. Severance Pay Plan.

2.15           “Plan Administrator” means the Company.

2.16           “Successor Employer” means any entity that:

(a)           assumes operations or functions formerly carried out by the Employer (such as the buyer of a facility or any entity to which an Employer operation or function has been outsourced);

(b)           is an Affiliate; or

(c)           makes a job offer at the request of the Employer (such as a joint venture of which the Employer is a member).

2.17           “Termination of Employment’ means a Participant’s “separation from service” within the meaning of Code Section 409A that also is a complete cessation of the Participant’s status as a common law employee of the Company and all Affiliates.

2.18           “WARN Act’ means the Worker Adjustment and Retraining Notification Act.

Section 3
Participation

3.1           Eligibility.  An Eligible Employee becomes a Participant if he or she is an Eligible Employee who experiences a Termination of Employment that is a Layoff, subject to the further conditions in Sections 3.2 through 3.4 and the additional limitations otherwise set forth in the Plan.

3.2           Condition Precedent.  Notwithstanding the forgoing, benefits under this Plan shall become payable to a Participant only if the Participant executes an Agreement for Separation of Employment, in a form acceptable to the Plan Administrator, that becomes irrevocable no later than sixty (60) days following the Layoff Date.

3.3           Changed Decisions.  The Employer has the right to cancel a Layoff or reschedule a Layoff Date at any time before the Layoff Date.  A Participant will not become eligible for benefits under this Plan if the Layoff Date is cancelled or if the Participant voluntarily terminates employment before the Layoff Date specified by the Employer.

3.4           Ineligibility for Severance Pay.  Under no circumstances shall severance benefits be payable under the Plan to any Participant:

(a)           whose employment is terminated for Cause;

(b)           whose employment is terminated during a period in which such Participant is not actively at work (i.e., has been on leave of absence, disability or workers’ compensation) for more than twenty-six (26) weeks, except to the extent otherwise required by law;

(c)           who (other than for reasons listed in Section 2.11(b) herein) voluntarily quits or retires, regardless of the reason, whether or not such Participant claims a constructive discharge or whether or not a constructive discharge is subsequently determined to have occurred;

(d)           who dies;

(e)           who receives an offer of employment by the Participant from a Successor Employer to commence promptly following his or her Termination of Employment by the Employer, whether the Participant accepts the position or not; or

(g)           who is offered continuing employment by the Company or an Affiliate in another job position, whether the Eligible Employee accepts the position or not;

3.5           Duration.  A Participant remains a Participant under the Plan until the earliest of:

(a)           the date the Participant is no longer an Eligible Employee;

(b)           the payment of severance benefits in full following a Layoff Date; or

(c)           the date the Plan terminates.

Section 4
Severance Benefits

4.1           Cash Severance Benefits.  The amount of severance payable to each Participant shall be equal to two (2) times the Participant’s annualized base salary, exclusive of all other items of compensation, regardless of type or form of payment.

4.2           Payment.  Severance benefits due under Section 4.1 will be paid in cash, will be subject to applicable federal, state, and local tax and other payroll withholding, and will be payable in a lump sum no later than the fifteenth (15th) day of the third month following the Layoff Date.  Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Code Section 409A, if and to the extent that the benefits provided in Section 4.1 cannot be paid at the time contemplated without violating Section 409A(a)(2)(B)(i), payment shall be delayed until six (6) months after termination of employment (or any earlier date permitted under Treasury Regulations Section 1.409A-1(i) (or any successor guidance)).  Any payments that are so delayed shall be paid in a lump sum in cash upon the date the delayed payments can first be made.

4.3           Funding.  All benefits provided under the Plan shall be paid from the general assets of the Employer.

4.4           Withholding.  A Participant shall be responsible for payment of any federal, Social Security, state and local taxes on severance benefits provided under the Plan.  The Employer shall deduct from the severance benefits any federal, Social Security, state or local taxes which are subject to withholding, as determined by the Employer.

4.5           Offsets to Severance Benefits.

(a)           Severance benefits determined pursuant to Section 4.1 will be offset by any amount paid or payable to a Participant (but only to an amount not less than zero) pursuant to WARN, or any similar state law, in lieu of notice thereunder.

(b)           If, at the time severance benefits are payable hereunder, a Participant is indebted or obligated to the Company or any Affiliate, then such severance benefits may, at the discretion of the Plan Administrator, be reduced by the amount of such indebtedness or obligation to the extent allowable under applicable federal or state law; provided that an election not to offset shall not constitute a waiver of a claim for such indebtedness or obligation, in accordance with applicable law.

(c)           Notwithstanding any provision in the Plan to the contrary, severance benefits shall be reduced by the amount of any other severance payments made by the Employer as a result of any obligation arising outside of the Plan ..

4.6           Integration With Other Payments.  Severance benefits under this Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as WARN.  Should such other benefits be payable, benefits payable to a Participant under this Plan will be offset or, alternatively, where otherwise permissible, the Plan Administrator may deem benefits previously paid under this Plan as having been paid to satisfy such other benefit obligations.  In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

4.7           Limitations.  All benefits provided pursuant to or on behalf of any Participant under the Plan shall be made in accordance with the safe harbor limitations for severance pay plans set forth in Department of Labor Regulations Section 2510.3-2(b) (which generally provide that payments be completed within twenty-four (24) months and that the total payments made not exceed the equivalent of twice a Participant’s annual compensation during the year immediately preceding the year of termination).  In the event the benefits under this Plan of any Participant exceed the safe harbor limitation concerning severance pay amounts, such benefits shall be forfeited to the extent of the excess amount.  For purposes of this Section 4.7, the term “annual compensation” means the total of all compensation, including wages, salary and any other benefit of monetary value which was paid as consideration for the Employee’s service during such year, as determined in accordance with Department of Labor Regulations Section 2510.3-2(b)(2)(i).  If the benefits provided under the Plan are required to be reduced by this Section 4.7, the Employer shall determine the manner and type of benefits subject to reduction.

Section 5
Claims for Benefits

5.1           Claims Procedure.  A Participant may file a written claim with the Plan Administrator if the Participant believes he or she did not receive all benefits to which he or she is entitled under Section 4.  The written claim must be filed within sixty (60) days of the Participant’s Termination of Employment.  In the event that a claim is denied, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall the extension exceed a period of ninety (90) days from the end of such initial period.  Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

5.2           Notice of Denial.  If an Eligible Employee is denied a claim for benefits under the Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a)           the specific reasons for the denial;

(b)           specific references to the pertinent provisions of the Plan on which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)           an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination under Section 5.7 below.

5.3           Right to Review.  After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(a)           request a full and fair review of the denial of the claim by written application to the Plan Administrator;

(b)           request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c)           submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and

(d)           a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

5.4           Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

5.5           Hearing.  Upon receiving such written application for review, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

5.6           Notice of Hearing.  At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his or her representative, if any, may request that the hearing be rescheduled, for the claimant’s convenience, on another reasonable date or at another reasonable time or place.

5.7           Decision on Review.  No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review.  If the Plan Administrator determines that the extension of time is required, the Plan Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review.  In the case of a decision adverse to the claimant, the Plan Administrator shall provide to the claimant written notice of the denial which shall include:

(a)           the specific reasons for the decision;

(b)           specific references to the pertinent provisions of the Plan on which the decision is based;

(c)           a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d)           an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

5.8           Filing a Claim.  No claim may be filed with a court regarding a denial of a claim for benefits under the Plan until the Eligible Employee has exhausted the administrative review procedures under the Plan as set forth in this Section 5.  All claims for benefits denied under the Plan must be brought in a federal court for Knox County, Tennessee, within ninety (90) days after the Eligible Employee receives his or her decision on review pursuant to Section 5.7.

Section 6
Administration and Financing of the Plan

6.1           Plan Administration. The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, and to perform such other duties as may from time to time be delegated to it by the Board.  The Plan Administrator may prescribe such forms and systems and adopt such rules and methods and tables as it deems advisable.  It may engage such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Plan Administrator) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties both ministerial and discretionary, as it may deem necessary and appropriate.  Any action taken by an agent or representative shall be considered to be the action of the Plan Administrator, when the agent or representative is acting within the scope of the authority delegated to it by the Plan Administrator, and the Plan Administrator shall be responsible for all such actions.

6.2           Discretionary Authority.  The Plan Administrator shall have the responsibility and the discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning whether an Eligible Employee has met the necessary requirements of Section 3 to receive benefits under the Plan.  All determinations by the Plan Administrator shall be conclusive and binding on all Eligible Employees subject to the provisions of the Plan and subject to applicable law.

6.3           Books and Records.  The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of severance benefits.  The Plan Administrator shall keep all individual and group records relating to Participants and all other records necessary for the proper operation of the Plan.  Such records shall be made available to the Employers and to each Participant for examination during normal business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and the Plan.  The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code and every other relevant statute, each as amended, and all regulations thereunder and shall retain appropriate records thereof.

6.4           Status of Plan Administrator.  The Plan Administrator shall be the “administrator” of the Plan as described in ERISA.  The Plan Administrator shall be a named fiduciary of the Plan.

Section 7
Amendment and Termination

The Plan is completely voluntary on the part of the Company and Employers and neither its existence nor its continuation shall be construed as creating any contractual right to or obligation for its continued existence.  The Company reserves the right at any time to modify or terminate the Plan by resolution of the Board of Directors; provided, however, that in the event the Plan is terminated or in the event the Plan is amended to reduce benefits, the specific provisions of the Plan with respect to claims arising prior to the amendment or termination shall control, and no amendment or termination shall have the effect of retroactively changing or depriving Participants of rights already accrued under the Plan.  Any Participant’s right to benefits under the Plan shall accrue on a Participant’s Layoff Date.  Notwithstanding the foregoing, the Board of Directors may delegate the authority to amend the Plan to an officer or officers of the Company.  An amendment or termination of the Plan shall apply to all Employers then sponsoring the Plan.

Section 8
Miscellaneous Provisions

8.1           No Waiver.  The failure of the Company to enforce at any time any of the provisions of the Plan shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of the Plan or any part thereof, or the right of the Company thereafter to enforce every provision.

8.2           Headings.  Article headings are for convenience only and the language of the Plan itself shall be controlling.

8.3           Assignment and Alienation.  Except as required by law, the benefits payable under this Plan will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.  In the event of the death of Participant, any benefits to which the Participant may be entitled shall be payable to his or her estate.

8.4           Successors.  The Plan shall be binding upon assigns of the Company.  The Plan may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company.  The terms “Company” and “Employer” in the event of a permitted assignment hereunder will include any such assignee and in the event that the Employer causes the Eligible Employee’s employment to be directly transferred to the employment of another legal entity or the Employer acquiesces in such transfer, the Eligible Employee will not be deemed to have had a Termination of Employment hereunder as a result of such transfer.

8.5           Choice of Law.  This Plan is construed under, to the extent not preempted by Federal law, enforced in accordance with and governed by, the laws of the State of Georgia, without reference to the principles of conflict of laws.  If any provision of this Plan is found to be invalid, such provision shall be deemed modified to comply with applicable law and the remaining terms and provisions of this Plan will remain in full force and effect.

8.6           Severability.  Should any provisions or portion of the Plan be deemed or held to be invalid, illegal or unenforceable for any reason, the same shall not invalidate or otherwise affect any other provisions of the Plan, and the Plan shall be construed as if the invalid, illegal or unenforceable provision or portion of the Plan had never been contained herein.

8.7           Overpayments.  If any overpayment is made under the Plan for any reason, the Employer will have the right to recover the overpayment.  The Participant shall cooperate fully with the Plan and return any overpayment.

8.8           280G Taxes.  In the event that it is determined that any payment or benefits provided under the Plan would not be fully deductible to an Employer by reason of the limitations of Code Section 280G, the amounts of any such payments or benefits under the Plan will be reduced by the minimum amount necessary to provide that no payments or benefits provided to the Participant will fail to be deductible by the Employer by reason of the limitations under Code Section 280G and no excise tax under Code Section 4999 will be imposed on such Participant.

8.9           No Guarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between the Company or any Affiliate and a Participant, or as a right of any Participant to be continued in the employment of any such entity, or as a limitation of the right of an Employer to discharge any Participant with or without Cause.  Nor shall anything contained in this Plan affect the eligibility requirements under any other plans maintained by the Employer, nor give any person a right to coverage under any other plan.

8.10           Notice.  Any notice given hereunder is sufficient if given to the Employee by the Employer, or if mailed to the Employee to the last known address of the Employee as such address appears on the records of the Employer.

8.11           Service of Process.  The Company shall be the designated recipient of service of process with respect to legal actions regarding the Plan.

8.12           No Guarantee of Tax Consequences.  The Employer makes no commitment or guarantee that any amounts paid to or for the benefit of a Participant under this Plan will be excludable from the Participant's gross income for federal, Social Security, or state or local income tax purposes, or that any other federal, Social Security, or state or local income tax treatment will apply to or be available to any Participant.  It shall be the obligation of each

Participant to determine whether each payment under this Plan is excludable from the Participant's gross income for federal, Social Security, and state or local income tax purposes, and to notify the Plan Administrator if the Participant has reason to believe that any such payment is so excludable.

8.13           Limitation of Liability.  Neither any Employer nor the Plan Administrator shall be liable for any act or failure to act which is made in good faith pursuant to the provisions of the Plan, except to the extent required by applicable law.  It is expressly understood and agreed by each Eligible Employee who becomes a Participant that, except for its willful misconduct or gross neglect, neither any Employer nor the Plan Administrator shall be subject to any legal liability to any Participant, for any cause or reason whatsoever, in connection with this Plan, and each such Participant hereby releases the Employer, its officers and agents, and the Plan Administrator, and its agents, from any and all liability or obligation except as provided in this Section.

8.14           Incompetency.  If the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator will determine, and will constitute a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.

8.15           Several, and Not Joint, Obligations.  The obligation to pay benefits to any Participant under this Plan is the sole obligation of the Employer who has employed the Participant and for whom such Participant has performed services, and payment of such benefits is not the obligation of any other Employer or their affiliates.

Section 9
ERISA Information

9.1           Official Name of the Plan.  Ruby Tuesday, Inc. Severance Pay Plan.

9.2           Plan Administrator.  The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan.  The Plan Administrator will also answer any questions a Participant may have about the Plan.

9.3           Type of Plan.  Employee Welfare Severance Benefit Plan.

9.4           End of Plan Year.  December 31.

9.5           Type of Administration.  Employer Administration.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of the 5th day of January, 2011.

RUBY TUESDAY, INC.

By: /s/ Samuel E. Beall, III
Samuel E. Beall, III
Chairman, Chief Executive Officer and President

[CORPORATE SEAL]

ATTEST:

/s/ Scarlett May
Secretary

AGREEMENT FOR SEPARATION OF EMPLOYMENT

This Agreement for Separation of Employment (herein the “Agreement”) is made by and between _________________ (herein “Employee”), of ______________________ (address) and Ruby Tuesday, Inc. (“RTI” and/or the “Company”), a Georgia corporation.  All capitalized terms contained in this Agreement and not otherwise defined shall have the meanings ascribed to them in the Ruby Tuesday, Inc. Severance Pay Plan, as may be amended and restated from time to time (herein the “Severance Plan”).

1. This Agreement stipulates the terms of Employee’s Layoff (as defined in the Severance Plan).

2. [IF EMPLOYEE IS 40 OR OLDER] In order to cover the requirements of the Age Discrimination in Employment Act, Employee has twenty-one (21) days from the date of Employee’s receipt of this Agreement in which to consider the Agreement.  Employee has the election to accept or reject this offer within the twenty-one (21) day period.  It is recommended that Employee consult with an attorney about the Company's offer and Employee’s rights before signing it. Employee understands he/she will not, however, waive or give up any rights or claims he/she may have against the Company that may arise after the date that Employee accepts the Company's offer by signing this Agreement.  If Employee signs this Agreement, Employee specifically and unequivocally agrees to every term in the Waiver of Rights attached hereto as Exhibit A and incorporated herein.  If Employee signs this Agreement, he/she will have seven (7) days following the signing of the Agreement and the return of the signed Agreement to change his/her mind and revoke the Agreement.  To revoke the Agreement, Employee must ensure that written notice is delivered to _________________, [TITLE], Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee  37801 by the end of the day on the seventh calendar day after Employee signs this Agreement.  If Employee does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.  If Employee signs the Agreement and does not revoke it during the seven (7) day revocation period, it shall become effective as of the last date of Employee’s employment [INSERT DATE] due to the Layoff (alternatively, the “Layoff Date” or “Effective Date”).  Whether or not Employee signs this Agreement, Employee is no longer an employee of the Company as of the Layoff Date.

2.  [IF EMPLOYEE IS UNDER 40] Employee has seven (7) days from the date of Employee’s receipt of this Agreement in which to consider the Agreement.  Employee has the election to accept or reject this offer within the seven (7) day period. If Employee signs this Agreement, Employee specifically and unequivocally agrees to every term in the Waiver of Rights attached hereto as Exhibit A and incorporated herein.  If Employee signs the Agreement, it shall become effective as of the last date of Employee’s employment [INSERT DATE] due to the Layoff (alternatively, the “Layoff Date” or “Effective Date”). Whether or not Employee signs this Agreement, Employee is no longer an employee of the Company as of the Layoff Date.

3.  Pursuant to the Severance Plan and in consideration of the releases, waivers, representations and obligations contained herein, Employee shall receive a sum of _____________ ($_______), which represents two (2) times Employee’s annualized base salary, exclusive of bonus and all other items of compensation.  The timing and applicable withholdings and deductions regarding such payment shall be dictated by Section 4.2 of the Severance Plan.  Aside from the compensation set forth in this Section 3, Employee will not receive any additional compensation, including but not limited to, bonuses, auto allowance, or compensatory time off.

4.  The Company will provide Employee with information covering his/her health insurance entitlements under COBRA and other employee benefits upon the Layoff Date.  Such benefits will be provided pursuant to the terms and conditions of the policies and, to the extent applicable, governing plan documents applicable to the benefits in question.  Subject to any conflicting terms of the governing plan documents, the treatment applicable under certain benefit plans is described below:

(a)
Salary Deferral Plan / Deferred Compensation Plan.  If Employee participated in the Ruby Tuesday, Inc. Salary Deferral 401(k) Plan or the Deferred Compensation Plan, Employee may receive monies in accordance with the terms of those plans, but Employee will not be allowed to make any contributions or receive Company matching contributions under these plans with respect to any compensation otherwise payable to Employee following the Layoff Date.

(b)
Credit Union.  If Employee is currently a member of the Morrison Employees' Federal Credit Union, he/she may continue to participate in that program, subject only to observing the rules and qualifications governing participation.

(c)
Options / Restricted Stock.  Exhibit B to this Agreement contains a complete list of Employee’s Company-granted stock options and/or restricted stock.   Employee is not eligible for any grants of restricted stock or options to acquire Company stock following the Layoff Date.  Employee’s rights under the Company-granted restricted stock and/or stock options that he/she currently holds are controlled by the terms of the applicable written restricted stock and/or stock option award or agreement.

5.  Aside from the amounts to which Employee is entitled under the terms of the Agreement, Employee acknowledges that he/she has received any and all compensation and remuneration of any kind and character, including, but not limited to, salary (other than salary accrued through the Layoff Date), bonuses, commissions, vacation, restricted stock, stock options, and severance pay, which he/she may be entitled to receive from the Company at any time now or in the future.  It is understood that the Company's offer is in lieu of any other severance or separation pay.

6.  This Agreement shall in no way be construed as an admission by the Company that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Company or any other party.  The Company specifically disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

7.  Employee represents and warrants that Employee has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against the Company with any administrative, state, federal, or governmental entity or agency or with any court.  Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency or cooperating with said agency in its investigation.  Employee, however, shall not be entitled to receive any relief or recovery in connection with any complaint or charge brought against the Company, without regard as to who brought said complaint or charge.

6.  Employee agrees to return any and all Company property currently in his/her possession to a Company representative as soon as practicable, including all electronic property that Employee received from the Company and/or that Employee used in the course of his/her employment with the Company and that are the property of the Company.  If Employee fails to return any such property, its value will be deducted from any payments Employee is scheduled to receive under this Agreement and the Severance Plan.  Employee acknowledges and agrees that Employee will not delete, destroy or erase any data stored on or associated with such property, including but not limited to data stored on computers, phones, or other electronic devices.

9.  Employee acknowledges that he/she has access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of RTI.  Employee agrees that for the maximum period of time following the Layoff Date allowable under applicable law Employee shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including without limitation, any competitors or potential competitors of RTI.

10.  As an employee of RTI, Employee has access to Confidential Information (as defined herein).  Employee agrees to maintain the confidentiality of all Confidential Information for a period of three (3) years following the Effective Date.  For purposes of this Section, the term “Confidential Information” means data and information relating to the business of RTI which does not rise to the level of a Trade Secret and which is or has been disclosed to Employee or of which Employee has become aware as a consequence of or through Employee’s employment relationship with RTI (or such subsidiary or affiliate) and which has value to RTI (or such subsidiary or affiliate) and is not generally known to its competitors including, without limitation, financial information, processes, manuals, technology, business strategies, tactics and future restaurant opening schedules.  Confidential Information shall not include (a) any data or information that (i) has been voluntarily disclosed to the public by RTI (except where such public disclosure was effected by Employee without authorization), (ii) has been independently developed and disclosed by others or (iii) otherwise enters the public domain through lawful means, or (b) Employee’s skills or experience developed in connection with performance of job functions.

11.  For a period of one (1) year from the Effective Date, Employee shall not perform any services of any type for the following competitors: Applebee’s, Chili’s, T.G.I. Friday’s, O’Charley’s, Red Robin Gourmet Burgers, Olive Garden or Outback Steak House unless Employee obtains the Company's prior written consent. Employee and Company agree that the covenant is reasonable and necessary to protect the business, interests and properties of the Company and that the damages which Company will suffer in the event of Employee’s breach of the foregoing covenant are impossible to quantify and determine.  Therefore, the parties agree that in the event of each such breach, Company shall have all rights and remedies available to it by law or in equity, including by way of example and not of limitation, a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of this Section 11 and to any other remedies, including a forfeiture of, or right to recoup from Employee, the value of the payment made or payable pursuant to Section 3 herein.  The Employee acknowledges that all remedies available to the Company shall be cumulative.

12.  Employee shall not disparage RTI or communicate any false or adverse information about RTI, the terms of this Agreement, or any matter relating to RTI’s restaurants or food products provided by RTI.

13.  Employee agrees that he/she will fully cooperate with the Company and make himself/herself available to assist the Company in transitioning any duties or responsibilities to other employees or vendors, if necessary.  Employee further agrees that he/she will fully cooperate and consult with the Company, answer questions for the Company, and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Employee’s employment with the Company.  Employee agrees to assist the Company as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Company.  Employee agrees to meet at reasonable times and places with the Company’s representatives, agents or attorneys for purposes of preparing for such activities.  To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Employee’s participation in any such activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Employee incurs for travel required by the Company with respect to those activities.

14.  Employee acknowledges and agrees and understands that the consideration described in Section 3 is not required by the Company’s policies and procedures and that the consideration in Section 3 exceeds any and all pay and benefits to which Employee already may have been entitled by contract or law and constitutes good, valuable and sufficient consideration for Employee’s covenants and agreements contained in this Agreement.  Except as contemplated by Section 5 above, Employee acknowledges, understands and agrees that Employee has been paid in full for all hours that Employee has worked for the Company and that Employee has been paid any and all compensation or bonuses which have been earned by Employee through the date of execution of this Agreement.  Employee acknowledges, understands and agrees that Employee has been notified of Employee’s rights under the Family and Medical Leave Act (FMLA) and state leave laws.  Employee further acknowledges, understands and agrees that Employee has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Employee has been returned to Employee’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.  Employee acknowledges, understands and agrees that it is Employee’s obligation to make a timely report, in accordance with the Company’s policy and procedures, of any work related injury or illness.  Employee further acknowledges, understands and agrees that Employee has reported to the Company’s management personnel any work related injury or illness that occurred up to and including Employee’s last day of employment.  Employee acknowledges, understands, and agrees that Employee has no knowledge of any actions or inactions by any of the Releasees or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

15.  There are no other promises, agreements, or understandings between you and the Company, and it is the intent of this Agreement that it embodies any and all promises, agreements, and understandings between Employee and the Company.  No changes or modifications may be made in the terms stated in this Agreement unless made in writing and signed by Employee or his/her authorized representative and an authorized representative of the Company.  This Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors, and assigns.

16.  Employee acknowledges, understands and agrees that Employee will not hereafter disclose any information concerning this Agreement to anyone other than Employee’s immediate family, accountants, attorneys and other professional representatives who will be informed of and bound by this confidentiality clause

17.  It is understood and agreed that if any provision or part of this Agreement is found to be unenforceable, illegal, or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Agreement shall remain fully valid and enforceable.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates noted below.

Witness                                                                RUBY TUESDAY, INC.

__________________________                                   ____________________________________
By:

Witness                                                                EMPLOYEE

__________________________                                   ____________________________________
(name)  ___________________________

EXHIBIT A
WAIVER OF RIGHTS

I, [INSERT NAME], knowingly and voluntarily, agree to waive, settle, release and discharge Ruby Tuesday, Inc., its subsidiaries and affiliates and their successors and assigns, and the officers, directors, employees and agents of each of them (collectively the "Releasees") from any and all claims, demands, damages, actions or causes of action, including any claims for attorneys' fees which I have against the Releasees arising out of or relating to my employment with the Company or the termination or other change of status of my employment with the Company under the terms of the Agreement executed by myself and containing an Effective Date of [INSERT DATE] (the “Separation Agreement”).  I understand this waiver includes any and all claims relating to my employment with the Company or termination of my employment with the Company as may be made under the (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act, as amended; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) 29 U.S.C. § 206(d)(1); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Employee Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (WARN) Act; (12)  the Family and Medical Leave Act; (13) the Ledbetter Fair Pay Act; (14) Fair Labor Standards Act, and (15) other federal, state and local discrimination laws, including those of the State of Tennessee.

I further acknowledge that I am releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory (including any offer letter or employment agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

I acknowledge and understand that I waive my right to file suit for any claim I may have or assert against the Releasees including, but not limited to, those which may arise under the laws and the statutes named in the paragraph above.  I further waive my right to claim or receive damages as a result of any charge of discrimination, which may be filed by me or anyone acting on my behalf.  However, nothing in this Waiver shall be construed as preventing me from bringing any action to enforce the terms of the Separation Agreement or from pursuing any claims for unemployment or workers’ compensation or claims that cannot be released by private agreement.

EXHIBIT B
STOCK OPTIONS / RESTRICTED STOCK